Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

meritage homes corporation reports preliminary results for fourth quarter and full year 2006, updates estimated impairment charges

SCOTTSDALE, ARIZ. (January 9, 2007) – Meritage Homes Corporation (NYSE: MTH) today reported preliminary fourth quarter results and provided an update on estimated impairments of inventories and write-offs of option deposits, in advance of its scheduled earnings release later this month.

In the fourth quarter of 2006, Meritage delivered 2,601 homes for total home closing revenue of $821 million, compared to the Company’s all-time record 2005 fourth quarter closings of 3,214 homes for $1.04 billion in revenue. The Company ended the year with a backlog of 3,685 homes valued at a total of $1.2 billion, compared to $2.2 billion at December 31, 2005.

Chairman and Chief Executive Officer Steven J. Hilton commented on the results, “Based on our closings this quarter, we expect to report our 19th consecutive record year of revenue growth, a record we are proud to have achieved considering the challenging housing market of 2006. Even so, we saw a further decline in total home sales this quarter as demand remains slow in most of our markets.”

Net sales declined to 1,201 homes totaling $356 million in the fourth quarter 2006, from the fourth quarter record of 2,072 orders totaling $723 million in 2005. Cancellations of orders represented 22% of the quarter’s beginning backlog, compared to 13% of beginning backlog cancelled in the fourth quarter 2005. As a percentage of fourth quarter gross sales orders, cancellations represented a record high 48% of orders in 2006 compared to 32% in 2005.

The Company is in the process of finalizing its quarterly analysis to ascertain the amount of charges required to reflect write-offs of lot option deposits and asset impairments based on current market conditions. While not yet concluded, Mr. Hilton offered this update. “As a result of the slower absorption rate and lower sales prices we are experiencing in many markets, we’re estimating land and inventory charges this quarter of $55-65 million pre-tax. These charges would reduce our earnings by $1.25-1.50 per diluted share, but we expect to remain profitable for the quarter.

MERITAGE HOMES 4Q06 PRELIMINARY RESULTS

“We continue to actively renegotiate a number of option contracts that would enable us to move forward on projects that are no longer feasible at the land prices in the original contracts. But when these negotiations are unsuccessful, we must sometimes make the difficult decision to forfeit the option deposit and leave the project. We plan to continue to operate cautiously until we are confident that housing demand is strengthening in our markets,” concluded Mr. Hilton.

The Company expects to provide guidance for 2007 when reporting final results later this month. As previously announced, the Company has scheduled a conference call for January 25, 2007 at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time,) following the quarterly earnings release. Interested investors can access the audio webcasts of the presentations and accompanying slides through the Meritage Homes website, http://www.meritagehomes.com, by following the links to “Investor Relations”, then “Webcasts & Presentations”, and selecting the corresponding conference link.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S. and was recently selected for the fourth consecutive year to Forbes’ “Platinum 400 - Best Big Companies in America.” Meritage is in the S&P SmallCap 600 Index, ranks #615 on the 2006 Fortune 1000 list and has appeared on Fortune’s “Fastest Growing Companies in America” list in five of the last seven years. Meritage operates in many of the dominant homebuilding markets of the southern and western United States, including six of the top 10 single-family housing markets in the country, and 2005 represented its 18th consecutive year of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s preliminary results for closings, revenue, sales, backlog, cancellations and potential write-offs related to option deposits and asset impairments for the fourth quarter 2006, and their expected impact on diluted earnings per share and expected profitability for the fourth quarter and full year 2006. Such statements are based upon preliminary financial and operating data, the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company intends to report final results later this month, but makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K/A for the year ended December 31, 2005, and our Form 10-Q for the quarter ended September 30, 2006, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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